99.13

      ECSI RECEIVES LARGE CONTRACT FROM SOUTHEAST UTILITY PLANT FOR NUCLEAR
                         POWER STATION SECURITY UPGRADE

Clifton, NJ -- July 14, 2004 - Electronic Control Security, Inc. (OTC BB:EKCS) a leading provider of perimeter security solutions to governments and corporations worldwide, today announced it has received a very large contract to upgrade the entire perimeter security at a southeast utility plant.

Under the agreement, ECSI International, a wholly owned subsidiary, will deliver its Infrared Perimeter Intrusion Detection System (IPIDS(R)), one of its premiere product lines designed to prevent unauthorized entry or access to high threat complexes during the current fiscal quarter.

Arthur Barchenko, CEO of ECSI, said, "Over the past two decades ECSI has built a reputation as a quality security provider to the nuclear power, energy, and defense industries. The contract validates our leadership in the industry. This southeast utility plant is taking the necessary steps to protect its facilities from possible intrusion and sabotage. We see the Nuclear Power industry addressing the heightened security threat by taking strong preemptive and proactive steps to maintain their perimeter security integrity.

About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company has teaming agreements with Parsons Corp., ManTech International Co., ADT Federal Systems, ARINC, SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for
more information on ECSI and its customers please go to www.anti-terrorism.com

--------------------------------------------------------------------------------
Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
--------------------------------------------------------------------------------

For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-755-3181
jlipman@lipmangrp.com